Exhibit (d)(13)(B)

AMENDMENT NO. 1 TO
THE TORO COMPANY
PROFIT-SHARING PLAN FOR
PLYMOUTH UNION EMPLOYEES
(2001 and 2002 Restatements)

     The Toro Company, a Delaware corporation, pursuant to the power of amendment reserved to it in Section 11.1 of The Toro Company Profit-Sharing Plan for Plymouth Union Employees (the “Plan”), hereby adopts and publishes this Amendment No. 1 to the 2001 Restatement of the Plan and the 2002 Restatement of the Plan. The modifications made by this amendment are effective as of January 1, 2002.

     Article 1. Section 4.2(d) of the Plan is amended by adding to the end of that section a new sentence which shall read as follows:

Effective January 1, 2002, Pre-Tax Contributions may be made in one percent (1%) increments of from a minimum of one percent (1%) to a maximum of twenty-five percent (25%) of Compensation per payroll period; provided, however, that the sum of the Participant’s Pre-Tax Contributions and After-Tax Contributions for any payroll period may not exceed twenty-five percent (25%) of the Participant’s Compensation for such period and shall be limited to the maximum contribution permitted by Section 5.2 of the Plan.

     Article 2. Section 4.3 of the Plan is amended to read as follows:

     Section 4.3. After-Tax Contributions. Any Participant may elect to contribute to the Plan as an After-Tax Contribution an amount designated by the Participant equal to any whole percentage of the Participant’s Compensation per payroll period, from one percent (1%) to four percent (4%) of such Compensation, but not exceeding the maximum amount which may be contributed pursuant to Sections 5.2 and 4.6 of the Plan; provided, however, that the sum of the Participant’s After-Tax Contributions and Pre-Tax Contributions for any payroll period prior to January 1, 2002, may not exceed sixteen percent (16%) of the Participant’s Compensation for such period. Effective January 1, 2002, the sum of the Participant’s After-Tax Contributions and Pre-Tax Contributions for any payroll period beginning or after to January 1, 2002, may not exceed twenty-five percent (25%) of the Participant’s Compensation for such period. Such contributions do not reduce the Participant’s income subject to income tax withholding. A Contributing Participant who decides to make After-Tax Contributions must make an application as described in Section 3.3. An Employee may cease, resume or modify the rate or amount of After-Tax Contributions at the same times and in accordance with the same rules as provided for Pre-Tax Contributions.

     Article 3. Section 7.2(b) of the Plan is amended to read as follows:

If a Participant’s Vested Share exceeds $5,000 and the Participant hasn’t reached the latest date that distribution must commence to the Participant under Section 7.3 of the Plan, then the Participant must consent to any distribution of such Vested Share.

However, such consent shall not be required in the event that the Participant’s Vested Share does not exceed such amount, unless Section 7.4 applies to the Participant and the Participant’s Annuity Starting Date has occurred.

     Article 4. Articles 1 and 2 of this amendment shall amend both The Toro Company Profit-Sharing Plan for Plymouth Union Employees (2001 Restatement) and The Toro Company Profit-Sharing Plan for Plymouth Union Employees (2002 Restatement). Article 3 of this amendment shall amend The Toro Company Profit-Sharing Plan for Plymouth Union Employees (2002 Restatement).

     IN WITNESS WHEREOF, The Toro Company has caused its name to be hereto subscribed by its                     the        day of December, 2001.

THE TORO COMPANY

By

Its

STATE OF MINNESOTA	)
) ss.
COUNTY OF	)

     On this                     day of                                       , 2001, before me personally appeared                                        to me personally known, who, being by me first duly sworn, did depose and say that he/she is the                                                           of The Toro Company, the corporation named in and which executed the foregoing instrument; that said instrument was signed on behalf of said corporation by authority of its Board of Directors; and he/she acknowledged said instrument to be the free act and deed of said corporation.

Notary Public